Exhibit 12

CrowdCheck Law LLP

700 12th Street NW, Suite 700

Washington, DC 20005

February 10, 2023

Rayven Properties, LLC
1759 Oceanside Blvd., Suite C506
Oceanside, CA 92054

Ladies and Gentlemen:

We are acting as counsel to Rayven Properties, LLC (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to $75 million of promissory notes.

In connection with the opinion contained herein, we have examined the offering statement, the certificate of formation, amended and restated limited liability company agreement, form of note, form of note purchase agreement, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the promissory notes being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement and the note purchase agreement, legal, validly and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion that any document is legal, valid and binding is qualified as to:

(a)	limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally;

(b)	rights to indemnification and contribution which may be limited by applicable law or equitable principles; and

(c)	general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law, LLP